UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 3, 2011

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 3, 2011, Advanced Micro Devices, Inc. (the “Company”) began the implementation of a restructuring plan (the “Plan”) to strengthen the Company’s competitive positioning, implement a more competitive cost structure and conduct a workforce rebalancing to better address faster growing market segments. The Plan primarily involves approximately 1,400 employees who either have been notified that their employment with the Company will be terminated or will be notified regarding the termination of their employment during the remainder of the fourth quarter of fiscal 2011 and the first quarter of fiscal 2012. The Plan also involves additional cost reduction actions that will take place during the remainder of the fourth quarter of fiscal 2011 and in fiscal 2012.

The Company currently estimates that it will record restructuring expense in the fourth quarter of fiscal 2011 of approximately $101 million. Of this amount, approximately $56 million is related to severance and costs of continuation of certain employee benefits, approximately $44 million is related to contract or program termination costs and approximately $1 million is related to asset impairments. Of the total fourth quarter of fiscal 2011 restructuring expense, approximately $56 million will be cash expenditures in the fourth quarter of fiscal 2011, $29 million will be future cash expenditures in fiscal 2012 and $15 million will be future cash expenditures in fiscal 2013.

In addition, the Company currently estimates that it will record restructuring expense in fiscal 2012 of approximately $4 million. Of this amount, approximately $3 million is related to severance and costs of continuation of certain employee benefits and approximately $1 million is related to facility site closures, substantially all of which is expected to be paid in fiscal 2012.

The Company believes the Plan will result in operational savings, primarily in operating expenses, of approximately $10 million in the fourth quarter of fiscal 2011 and $118 million in fiscal 2012.

As a result of the worldwide workforce reduction, the Company may be subject to the recapture of certain foreign tax holiday benefits that the Company previously realized. The Company is currently evaluating the extent, if any, of such benefits recapture.

A copy of the Company’s press release relating to the restructuring plan is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements concerning AMD’s restructuring plan, the timing of actions in connection with the plan and anticipated restructuring charges, cash expenditures, operational savings and the recapture of certain foreign tax holiday benefits as a result of the implementation of the restructuring plan, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this Current Report are based on current beliefs, assumptions and expectations, speak only as of the date of this Current Report and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; GLOBALFOUNDRIES will be unable to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will under-utilize its commitment with respect to GLOBALFOUNDRIES’ microprocessor manufacturing facilities; the company will be unable to transition its products to advanced manufacturing process technologies in a timely and effective way; global business and economic conditions will not continue to improve or will worsen resulting in lower than currently expected demand; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; customers stop buying the company’s products or materially reduce their demand for its products; the company will require additional funding and may not be able to raise funds on favorable terms or at all; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; and the company will be unable to maintain the level of investment in research and development that is required to remain competitive. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended July 2, 2011.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated November 3, 2011.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2011	ADVANCED MICRO DEVICES, INC.

	By:	/s/ FAINA ROEDER
	Name:	Faina Roeder
	Title:	Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated November 3, 2011.